                                                        Exhibit 99.1

                                                        MasterCard
                                                        International
                                                        ------------------------
                                                        [Logo of Master Card]

Press Release

Contacts:
Sharon Gamsin, 1-914-249-5622, sgamsin@mastercard.com
Jessica Antle, 1-914-249-5632, jessica_antle@mastercard.com


                        MasterCard International Reports
                Double-Digit Growth in Gross Dollar and Purchase
                        Volume in First Quarter of 2005

      Customer-Centric Approach Continues to Yield Strong Operating Results

Purchase, NY, May 3, 2005 - MasterCard International today announced strong operating performance results for the first three months of 2005, reporting continued double-digit growth in both gross dollar volume (GDV) and purchase volume, as MasterCard cardholders around the world increasingly use their MasterCard cards at home and abroad.

Cardholders worldwide used MasterCard-branded cards (excluding Maestro(R) and Cirrus(R)) for 4.3 billion transactions during the first quarter of 2005, generating GDV of $379.6 billion, an increase of 10.9% over the same period in 2004. Total purchases on MasterCard-branded credit and debit cards increased 11.4% during the quarter, as the number of MasterCard cards issued worldwide rose to 697.9 million, an increase of 11.2% over the same period in 2004.

"The strength of the MasterCard brand and our portfolio of payment solutions continues to resonate around the globe as illustrated by our robust operating performance this quarter," said Alan Heuer, MasterCard chief operating officer. "Expanded relationships with our customers, combined with our unsurpassed global acceptance network, are making MasterCard cards the preferred means of payment for a growing base of cardholders around the world. MasterCard cardholders know they don't need to carry anything else."

Performance highlights for the first quarter include:

o MasterCard GDV totaled $379.6 billion, up 10.9% over the same period last year. GDV includes both purchase and cash volume;

o MasterCard's nearly 25,000 customer financial institutions around the world issued 697.9 million MasterCard-branded cards, an 11.2% increase over the first quarter of 2004;

o The value of purchases on MasterCard-branded cards, a significant measure of success, increased 11.4% to $277.2 billion.

MasterCard posted solid growth in both credit and debit. GDV for credit and charge programs worldwide grew by 7.3% to $301.2 billion, while GDV for debit programs climbed 27.3% to $78.4 billion.

                                     -more-

Master Card International - Page 2
Master Card International Reports Double-Digit
GDV Growth in First Quarter of 2005
May 3, 2005

The performance breakdown by region is as follows:

                                                      For the 3 Months ended March 31, 2005
                 -------------------------------------------------------------------------------------------------------------------
All Programs                         Purchase            Purchase      Cash               Cash                            Acceptance
except On-Line      GDV     Growth    Volume   Growth  Transactions   Volume   Growth  Transactions  Accounts    Cards    Locations
Debit Programs   (Billions) (Local) (Billions) (Local)  (Millions)  (Billions) (Local)  (Millions)  (Millions) (Millions) (Millions)
                 -------------------------------------------------------------------------------------------------------------------
South Asia/
Middle East
Africa              $4.4     24.9%     $3.1      23.3%      49.6       $1.3     28.8%      11.8        11.6       13.6        .6
Asia/Pacific        62.0      7.0%     41.6       9.9%     418.9       20.3      1.6%      70.5       120.2      133.6       7.5
Europe             105.1     11.7%     80.5      12.9%   1,024.7       24.6      8.2%     177.0       101.1      114.2       7.3
Latin America       20.5     35.4%      9.0      32.5%     232.0       11.5     37.8%      90.4        49.2       60.2       1.9
Canada              13.2     13.0%     11.1      16.0%     147.7        2.0     -0.8%       4.4        23.8       29.4        .7
United States      174.5      9.0%    131.8       9.3%   1,878.7       42.6      8.3%     181.0       289.8      346.9       5.7
Worldwide          379.6     10.9%    277.2      11.4%   3,751.6      102.3      9.5%     535.1       595.7      697.9      23.7

Credit Programs
United States      131.6      3.8%    105.5       6.1%   1,256.6       26.1     -4.5%      16.3       226.6      277.8
Worldwide          301.2      7.3%    235.3       9.8%   2,854.4       65.9     -0.9%     206.6       503.4      593.6

Off-Line Debit
Programs
United States       42.9     28.9%     26.3      24.2%     622.0       16.5     37.1%     164.6        63.3       69.1
Worldwide           78.4     27.3%     41.9      21.4%     897.2       36.4     34.9%     328.4        92.3      104.2

"MasterCard has 40 years of experience working with our financial institution customers as an ally and partner," said Heuer. "Our experience has shown us how to understand our customers and their businesses and what they need most to achieve their goals."

Focus in 2005

In 2005, MasterCard will continue its focus on broadening customized services to financial institution customers, enhancing relationships with merchants that accept MasterCard cards, and developing innovative payment solutions and services. In the first quarter of 2005 the company has already seen significant business milestones that have helped drive MasterCard's success in these areas:

Broadening Customized Services for Financial Institution Customers

o The company unveiled its enhanced World MasterCard(R) card program to further establish its leading profile among affluent consumers in the United States. The program offers issuers flexibility and customization options, while providing high-income consumers with unsurpassed global acceptance and an ability to redeem rewards in categories of their choosing.

o MasterCard announced the expansion of the MasterCard Global Premium Collection with the addition of more than 50 new high-value offers from the worlds' leading providers of travel and lifestyle services and merchandise. The collection is specifically tailored to appeal to premium MasterCard cardholders.


                                     -more-

Master Card International - Page 3
Master Card International Reports Double-Digit
GDV Growth in First Quarter of 2005
May 3, 2005

Enhancing Relationships with Merchants that Accept MasterCard Cards

o MasterCard launched a new initiative to help merchants and their business partners safeguard card transaction data and prevent fraud. The first-of-its-kind program will focus on helping merchants understand how to implement the requirements necessary for storing, securing and sharing transaction data.

o Marriott International, Inc. announced its participation in the MasterCard enhanced hotel folio data program. Now corporations whose business travelers pay with eligible MasterCard(R) Corporate Cards will receive line item expense data for stays at approximately 1,500 Marriott-branded hotels in the United States and Canada. Marriott's participation extends MasterCard e-Folio's reach to more than 7,000 hotel properties in North America, far more than any other corporate payments solution provider. Carlson, Choice, and Hilton joined in 2003. With Marriott signed-on, approximately 40 percent of MasterCard corporate card transactions in North America will take place at enrolled hotel properties.

Developing Innovative Payment Solutions and Services

o MasterCard International announced it is working with MBNA, the Seattle Seahawks and the Baltimore Ravens Football Clubs to incorporate MasterCard(R) PayPass(TM) contactless payment technology into the MBNA Seahawks and MBNA Ravens Extra Points credit card programs. Both Qwest Field in Seattle and M&T Bank Stadium in Baltimore will accept MasterCard PayPass cards at the point-of-sale, beginning with the 2005 football season.

o Sheetz, Inc. announced that it expects to be the first retailer in the nation to accept MasterCard PayPass(TM) across its entire chain. The innovative radio frequency-based payment option solution represents one of the most significant payment advancements in the retail industry.

o MasterCard Advisors(TM), the professional services arm of MasterCard International, continued to build momentum in the first quarter for its innovative offering SpendingPulse(TM), which provides insight into U.S. economic retail sales performance across a number of dimensions, including industry sector and geography. With its unique access to payment activity information, and the ability to extract MasterCard-specific variables, SpendingPulse provides a reliable measure of national retail sales days or weeks ahead of alternative data sources like the U.S. Department of Commerce.

o MasterCard International unveiled a new program that makes it easier for taxpayers to settle their U.S. federal tax obligations. Thanks to a relationship with H&R Block(R), the world's largest tax services company, and Link2Gov, a provider of online payment processing for government agencies, Debit MasterCard(R) cardholders can now pay their Federal Tax Year 2004 Form 1040 balance due payment online without incurring a convenience fee.

Master Card International - Page 4
Master Card International Reports Double-Digit
GDV Growth in First Quarter of 2005
May 3, 2005

Note to Editors:

Online debit activity, which includes MasterCard's online debit program, Maestro, and MasterCard's ATM-only brand, Cirrus, will be available at a later date.

The data in this press release is provided by the member financial institutions of MasterCard International Incorporated and its affiliates ("MasterCard") and is subject to revision and amendment by such members subsequent to the date of its release. A portion of the data relating to accounts and cards reflects the impact of routine portfolio changes among members and other practices that may lead to over counting of the underlying data in certain circumstances. Information with respect to gross dollar volumes ("GDV") includes the impact of balance transfers and convenience checks. The number of cards includes virtual cards, which are MasterCard-branded payment accounts in connection with which functional cards are not generally issued.

Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which MasterCard volumes are reported.

Period-over-period rates of change in volume-based information are provided on a local-currency basis. Accordingly, the period-over-period rates of change in this press release cannot be extrapolated directly by reference to the U.S. dollar volume information presented for the current and historical periods.

MasterCard-branded data regarding GDV, purchase volume, purchase transactions, cash volume and cash transactions is derived from information provided by MasterCard members that is subject to logical and statistical verification by MasterCard and partial cross-checking against information provided by MasterCard's transaction processing systems. MasterCard-branded data concerning accounts, cards and acceptance locations is derived from information provided by MasterCard members that is subject to certain limited logical and statistical verification by MasterCard. Certain information with respect to acceptance locations is provided by third parties and has not been independently verified by MasterCard.

Cash volume growth for offline debit programs in the U.S. region has increased significantly as a result of stricter enforcement of reporting requirements for certain transactions not processed by MasterCard.

The data in this press release includes information with respect to MasterCard-branded transactions that are not processed by MasterCard and transactions for which MasterCard does not earn revenues. Accordingly, the data in this press release cannot be taken as an indication of the financial performance of MasterCard International or its parent company, MasterCard Incorporated.

Master Card International - Page 5
Master Card International Reports Double-Digit
GDV Growth in First Quarter of 2005
May 3, 2005

This press release contains forward-looking information. Although MasterCard believes that its expectations are based on reasonable assumptions, it can give no assurance that its objectives will be achieved. Important factors that could cause actual results to differ materially from forward-looking information contained in this press release include: global political and economic conditions; MasterCard's ability to achieve its strategic objectives; the performance of MasterCard's member financial institutions and the nature of MasterCard's business relationships with these institutions; substantial and increasingly intense competition in the global payments industry; the success of MasterCard's global advertising, sponsorship, promotion and merchant acceptance initiatives; the functionality and security of MasterCard's transaction processing systems; MasterCard's ability to adapt to industry trends with technological and payment program innovations; the resolution of certain legal proceedings and regulatory actions; and changing market dynamics. MasterCard disclaims any obligation to publicly update or revise any forward-looking information.

About MasterCard International

MasterCard International is a leading global payments solutions company that provides a broad variety of innovative services in support of our global members' credit, deposit access, electronic cash, business-to-business and related payment programs. MasterCard International manages a family of well-known, widely accepted payment cards brands including MasterCard(R), Maestro(R) and Cirrus(R) and serves financial institutions, consumers and businesses in over 210 countries and territories. The MasterCard award-winning Priceless(R) advertising campaign is now seen in 96 countries and in 48 languages, giving the MasterCard brand a truly global reach and scope. For more information go to www.mastercardinternational.com or refer to our filings with the U.S. Securities and Exchange Commission.


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